                             EMPLOYMENT AGREEMENT
                             --------------------

    SBS TECHNOLOGIES, INC. ("Company") and Stephen D. Cooper ("Employee") agree:
    1. EMPLOYMENT. Company employs Employee for the period beginning on the date of this Employment Agreement, and ending upon the resignation or discharge of Employee (the "Employment Period"). During the Employment Period, Employee will serve in the capacities of President and Chief Operating Officer, or such other capacity mutually agreeable between the Company and Employee. Employee will devote sufficient time and energies to the business of Company to accomplish the duties assigned and described in the attached Job Description, and will perform to the best of Employee's ability all duties assigned to Employee by Company and will devote Employee's best efforts to advance the interests of Company. Employee will have the power and authority determined by Company for the position.
    2. COMPENSATION. For all services performed by Employee for Company during the Employment Period, Company will pay Employee the salary set forth on Schedule "A". Employee will be entitled to participate in employee benefit plans established by Company, and as listed on Schedule "A".
Vacation in amounts designated by Company will be taken at the times mutually agreeable between Company and Employee. During that vacation, Employee will receive Employee's usual compensation.
    3. REIMBURSEMENT OF EXPENSES. Company recognizes that Employee, in performing Employee's duties hereunder, may be required to spend sums of money in connection with those duties for the benefit of Company. Employee will present to

EMPLOYMENT AGREEMENT - PAGE 1

Company an itemized voucher listing expenses paid by Employee in the performance of Employee's duties on behalf of Company, and on presentation of such itemized voucher Company will reimburse Employee for all reasonable expenses itemized thereon, including, but not limited to, travel, meals, lodging, entertainment, and promotion. Employee may receive advances from Company for anticipated expenses. Employee agrees that the amount by which an advance exceeds actual expenses ("Amount") will be promptly refunded to Company upon determination by Company that is due, that the Amount may be deducted from any payments of any nature, (including without limitation salary) owed by Company to Employee, and that the Amount will constitute a debt from Employee to Company, enforceable by Company in all respects as if Employee had executed a promissory note or other instrument acknowledging the debt.
    4. SICK LEAVE AND DISABILITY. Employee will be entitled to sick leave for the number of days determined by Company ("Sick Leave"). Employee will be considered to be disabled during any period in excess of Sick Leave during which Employee is unable to work because of illness or incapacity ("Disability Period"). Employee will be entitled to receive Employee's full salary during Sick Leave and will be deemed to be on leave, without pay, during the Disability Period. If the Sick Leave plus Disability Period exceeds the initial eligibility or waiting period between the time of disability and the date disability benefits commence as provided in any disability insurance policy provided by the Company for the benefit of Employee, or, if there is no such policy, 90 days, Employee will be considered to have resigned as of the end of the waiting period or 90 days, as the case may be, and will receive no further compensation. In no event will Employee be entitled to payment or other compensation for unused

EMPLOYMENT AGREEMENT - PAGE 2

Sick Leave or Disability Period, unless required by law or otherwise provided in a policy or employment manual adopted by the Board of Directors of Company.
    5. RESTRICTIONS. Employee may not during the Employment Period, and for a period of one year following the termination of the Employment Period, anywhere in the United States, directly or indirectly, own, manage, operate, invest in, control, be employed by, participate in, be a financial sponsor of, or be connected in any manner with, the ownership, management, operation or control of any business operating in a manner similar to that of Company, which competes with a business conducted by Company at any time during the Employment Period or a business which Employee knows, during the Employment Period, that Company intends to conduct.
    6. RESIGNATION AND DISCHARGE. Employee may resign by giving two weeks' written notice to Company before resigning. Employee's death will constitute a resignation. Company may discharge Employee for cause or without cause upon two weeks' notice. If Employee is terminated without cause, Employee will receive six months severance benefit, determined on Employee's base salary at the time of discharge, payable in six equal monthly installments beginning the first day of the month following Employee's termination.
Employee will also receive the benefits set forth on Schedule A during the time these installment payments are made. If the Employment Period is terminated by resignation or discharge for cause, Employee will be paid Employee's salary on a pro rata basis through the effective date of resignation or discharge ("Effective Date"), and if requested by Company, Employee will continue to render Employee's services through the Effective Date. If employee refuses, upon Company's request, or fails, to render services competently and in good faith to the Company's benefit through the Effective Date, Company may deem the Effective Date



EMPLOYMENT AGREEMENT - PAGE 3
to be the date of refusal or failure, as the case may be. If during the Employment Period, Employee violates any provision or restriction or fails to perform any obligation contained in this Employment Agreement or in any Company policy or Company employment manual or practice, or, unless otherwise provided by Company policy or Company employment manual, (a) is reasonably believed by Company (i) to have failed to comply with any employment or nondiscrimination or similar law, regulation or policy, (ii) to abuse, as determined by the Company, alcohol or to use drugs, (other than as prescribed by Employee's physician), or (b) refuses to submit to testing for alcohol or drugs, or (c) is reasonably believed by Company to have committed or is charged with any felony or a misdemeanor during employment (except minor traffic violations and similar offenses), Company may immediately discharge Employee without liability for salary after the date of the discharge and without any other liability to Employee. Except as provided in this Employment Agreement, in no event will Employee be entitled, up resignation or discharge with or without cause, to payment for sick leave or similar benefits of any kind unless required by law or otherwise provided in a policy or employment manual adopted by the Board of Directors of Company.
    7. CONFIDENTIAL INFORMATION. Employee acknowledges and recognizes that Employee is, or will be, employed by Company in a confidential relationship and may receive and have access to the confidential business information, customer names, contracts and other customer data, business methods, techniques and trade secrets of Company ("Confidential Information"). Employee may develop ideas, conceptions, inventions, processes, methods, products and improvements; and Employee may receive disclosures of ideas, conceptions, inventions, processes, methods, products and improvements made by other employees of Company ("Company Inventions").


EMPLOYMENT AGREEMENT - PAGE 4

Employee may participate with Company in improving and developing
Confidential Information and Company Inventions. Confidential Information and Company Inventions developed on behalf of Company are neither commonly known nor readily accessible to others and are used by Company in its business to obtain a competitive advantage over Company's competitors who do not know or use the Confidential Information or Company Inventions.
Protection of the Confidential Information and Company Inventions against unauthorized disclosure and use is of critical importance to Company in maintaining its competitive position. Employee agrees that Employee will assign to Company Inventions developed on Company time and that Company is the owner of those Company Inventions. Employee agrees that Employee will not, at any time, during or after the Employment Period, make any independent use of, or disclosure to any other person or organization, except as authorized by Company in writing, any Confidential Information or Company Inventions. Upon termination of the Employment Period for any reason, Employee shall promptly deliver to Company all drawings, manuals, letters, notes, notebooks, reports, customer lists, customer data, mailing lists, and all other materials and records of any kind, and all copies thereof, that may be in the possession of, or under the control of, Employee pertaining to Company's business including any that contain any Confidential Information or Company Inventions.
    8. PERSONNEL POLICIES. Company's personnel policies apply to all of Company's employees, including Employee, and describe additional terms and conditions of employment of Employee. Those terms and conditions, as they may be revised from time to time by Company, are incorporated by reference into this Employment Agreement. Company reserves the right to revise the personnel policies


EMPLOYMENT AGREEMENT - PAGE 5
from time to time, as Company deems necessary. If any personnel policy provision conflicts with a provision of this Employment Agreement, the terms of this Employment Agreement shall govern.
    9. ALCOHOL AND DRUG TESTING. Employee agrees to comply with and submit to any Company program or policy for testing for alcohol abuse or use of drugs.
    10. BINDING EFFECT. This Employment Agreement constitutes the entire understanding of the parties, may be modified only in writing, is governed by laws of New Mexico, and will bind and inure to the benefit of Employee and Employee's personal representative and Company and Company's successors and assigns.

    DATED:   5/13/97
           ------------------

                             COMPANY:
                             --------

                             SBS TECHNOLOGIES, INC.


                             By: /s/ CHRISTOPHER J. AMENSON
                             ---------------------------------
                             Christopher J. Amenson
                             President & Chief Executive Officer



                             EMPLOYEE:
                             ---------

                             /s/ STEPHEN D. COOPER
                             ---------------------------------
                             Stephen D. Cooper



EMPLOYMENT AGREEMENT - PAGE 6

                                     SCHEDULE "A"
                           TO EMPLOYMENT AGREEMENT BETWEEN
                              SBS TECHNOLOGIES, INC. AND

                                  STEPHEN D. COOPER
                                      "EMPLOYEE"


BASE SALARY:                 $200,000

POSITION:                    President & Chief Operating Officer

STANDARD EMPLOYEE BENEFITS:  Medical insurance
                             Dental insurance
                             Life insurance
                             Long and short-term disability insurance
                             Twenty vacation days per year
                             Ten holidays per year
              Optional:      401(k) Plan
                             Flexible Spending Account program
                             Supplemental life insurance

    All as provided by the Company to employees generally, and subject to modification from time to time by the Company.

ADDITIONAL BENEFITS:         Incentive stock options for 150,000 shares of
                             Common Stock, as provided in the attached agreement.


Participation equal to CEO in MIP - Profile for FY97

Employee immediately, SBS will provide 4 weeks personal time to transition out of current situation


EMPLOYMENT AGREEMENT - PAGE 7